Exhibit 10.2
[RENEGY LETTERHEAD]
December 18, 2008
Robert W. Zack
60 E. Rio Salado Parkway
Suite 1012
Tempe, Arizona 85281
Re:	Your Amended and Restated Employment Agreement dated March 23, 2007, as amended on May 8, 2007
Dear Rob:
     This letter agreement is intended to amend certain provisions and to clarify and confirm our mutual understanding concerning certain aspects of your Amended and Restated Employment Agreement dated March 23, 2007, as amended on May 8, 2007 (your “Employment Agreement”), between you and Renegy Holdings, Inc. (the “Company”). All capitalized terms not defined herein shall have the meaning ascribed thereto in the Employment Agreement.
     The Company has agreed to the following terms, and would like to confirm your acceptance of the same:
     1. Terms of Employment.
          a. Effective January 3, 2009, your employment will be reduced to part-time status. Thereafter, until termination of your employment as provided herein, you agree to dedicate a minimum of eight hours per week to the Company, with your specific schedule being at your reasonable discretion. Your salary will be $1,000 per week payable in accordance with the Company’s established payroll practices, plus $125 per hour for any time in excess of eight hours per week to the extent such excess hours are agreed to by you and the Company. You agree not to terminate your employment or otherwise resign from the Company prior to March 31, 2009, except in the event of the consummation of a Change of Control or upon a material breach by the Company of this letter agreement (including in the event the Company fails to provide timely payment of amounts due under this letter agreement, including Severance Benefits (as defined below) that is not cured within five business days of providing notice thereof to the Company). The Company agrees not to terminate your employment, except for Cause or in the event of the consummation of a Change of Control transaction, until the earlier to occur of (i) the date on which the Company has received proceeds from a Tax Equity transaction (as defined in Section 2.b.(i)) and (ii) February 28, 2009.
          b. You agree to continue to perform your duties either at the Company’s offices in Tempe or, commencing December 15, 2008, you may perform your duties at your personal residence. Effective January 3, 2009, the Company may, but will not be obligated to, furnish you with office space, secretarial and support staff or other facilities and services, except for such equipment (e.g., computer, printer, etc.) and services as may be reasonably necessary to perform your duties from your personal residence. The Company acknowledges that your computer, monitor and printer are of nominal value and that ownership of the same shall transfer to you upon the termination of your employment with the Company.
          c. You may actively seek or engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without violating the terms of your Employment Agreement; provided, however, that you will remain subject to Section 7 of your Employment Agreement with respect to the noncompete and non-solicitation covenants made therein, and without violating your Noncompetition Agreement with the Company dated as of May 8, 2007; provided, however, that notwithstanding any provision in Section 7 of your Employment Agreement or any provision in your Noncompetition Agreement, following termination of your employment with the Company you shall be permitted to work for any entity in Competition with the Company provided that such entity is not engaged in the business of converting biomass to electricity in any of Navajo, Apache or Gila counties in Arizona.
          d. The Company will continue to reimburse you for reasonable business expenses (including, without limitation, travel, mileage, cell phone expenses) incurred in the performance of your duties in accordance with the terms of your Employment Agreement. You will no longer accrue vacation and sick days commencing January 3, 2009, and you will not be entitled to any bonus or other incentive compensation.
     2. Severance Benefits. Subject to Section 3 below, and notwithstanding any provision in your Employment Agreement to the contrary, your severance benefits (“Severance Benefits”) shall be as follows:
          a. Your Severance Benefits will be triggered and become payable in accordance with the terms set forth herein on January 3, 2009 (the “Severance Date”).
          b. Subject to Section 3 below, your Severance Benefits shall include cash payments in the aggregate of $500,000 as follows:
          (i) In the event the Company has received proceeds from a tax equity transaction relating to the biomass power plant in Snowflake, Arizona having substantially the terms contemplated as of the date of this letter agreement (a “Tax Equity Transaction”) on or prior to the Severance Date, (A) an initial $250,000 (the “Lump Sum”) shall be payable on the Severance Date and (B) $250,000 shall be payable equally over 24 months, and as a part of the regular bi-weekly payroll cycle, without interest, beginning with the first full pay period following the Severance Date (the “Severance Period”).
          (ii) In the event the Company has not received proceeds from a Tax Equity Transaction on or prior to the Severance Date, $500,000 shall be payable equally over the Severance Period, and as a part of the regular bi-weekly payroll cycle, without interest, beginning with the first full pay period following the Severance Date; provided, however, that in the event the Company receives proceeds from a Tax Equity Transaction subsequent to the Severance Date and not later than June 30, 2009, the Lump Sum shall be payable to you upon receiving such proceeds from the Tax Equity Transaction and the remaining $250,000 less severance payments already made shall be paid out equally over the remaining months in the Severance Period.
          c. Upon termination of your employment with the Company, or otherwise upon your loss of coverage under the Company’s group health plans as a result of your reduction in employment as contemplated by this letter agreement, if applicable, and subject to you timely electing continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Company shall subsidize you and your eligible dependents’ COBRA premiums so that you pay the same premium as an active employee of the Company for the period ending on the earlier of June 30, 2009 and the date on which you become eligible for coverage under the group health plans of another employer with comparable group health benefits and levels of coverage.
          d. The Company agrees not to terminate any policies relating to life insurance or disability that have been paid for as of the date of this letter agreement and which expire in September 2009. You agree and acknowledge that, except with respect to such life and disability insurance, and except as provided in Sections 2.c. and 2.e., there are no other employee benefit plans that you will be entitled to participate in.
          e. You will be entitled to continue participating in the Company’s 401(k) plan in accordance with the terms of such plan as of the date of this letter agreement until the termination of your employment with the Company (including with respect to severance payments under Sections 2.b., 3.a. or 3.b.). You agree and acknowledge that your right to participate in the 401(k) plan will cease upon termination of your employment with the Company.
          f. Your accrued and unpaid vacation days shall be paid in cash upon the earlier to occur of your termination with the Company (for any reason) and the Severance Date in accordance with established payroll practices.
          g. In the event the Company terminates your employment on or prior to March 31, 2009 as a result of (i) your commission of any act of fraud, theft or personal dishonesty in connection with your responsibilities as an employee that involves the Company or its business and that is intended to result in substantial personal enrichment to you, or (ii) any willful act or gross negligence by you that results or is reasonably likely to result in injury to the Company, or in the event you terminate your employment with the Company prior to March 31, 2009 in violation of this letter agreement, the Company shall have no obligation to you for Severance Benefits, except for any Severance Benefits which may have become due and payable to Employee up to and as of the date of termination in accordance with Section 2.b., and except with respect to accrued an unpaid vacation days as set forth in Section 2.f.
          h. Your right to receive Severance Benefits is specifically conditioned on your compliance with Section 7 of your Employment Agreement with respect to the noncompete and non-solicitation covenants made therein and your Noncompetition Agreement with the Company, dated as of May 8, 2007, as modified by this letter agreement. In addition, (A) your right to receive Severance Benefits following the Severance Date is subject to you executing and not revoking a standard release of claims in favor of the Company (and which shall include provisions relating to confidentiality and nondisparagement of the Company) (a “Release”), and (B) your right to continue receiving Severance Benefits following termination of your employment with the Company is subject to you executing and not revoking a new Release (or reaffirmation of your original Release as the Company may determine), provided that such Releases shall preserve all of your indemnification rights and all other rights you may have under the currently existing indemnification agreement or similar agreement with the Company. Upon any breach by you of Section 7 of your Employment Agreement or of your Noncompetition Agreement, as modified by this letter agreement, or upon any breach of the Releases, all Severance Benefits shall immediately cease.
     3. Change of Control Transactions.
          a. In the event a Change of Control transaction is consummated during the Severance Period, any remaining cash payments required as part of the Severance Benefits as set forth in Section 2.b. above shall be paid in full within five business days of the consummation of such Change of Control transaction.
          b. In the event definitive agreements for a Change of Control transaction with any of the parties set forth on Appendix A to this letter agreement (or their affiliates) are executed, or a Change of Control involving any of such parties is announced, on or prior to June 30, 2009, then the cash portion of the Severance Benefits set forth in Section 2.b. above shall be increased from an aggregate of $500,000 to $675,000, subject to the consummation of such a Change of Control transaction during the Severance Period. Upon the consummation of such a Change of Control transaction, all remaining severance amounts (after giving effect to the increase described in this Section 3.b.) shall be paid in full within five business days thereof. For the avoidance of doubt, the increase in the cash portion of the Severance Benefits from that set forth in Section 2.b. (and monthly cash payment amounts) shall not be payable unless and until a Change of Control transaction described in this Section 3.b. shall have been consummated during the Severance Period.
     The definitive agreements for any Change of Control transaction shall require the Company’s successor (or purchaser of its assets) to expressly assume all obligations of the Company under this letter agreement to the extent any of the Company’s obligations for Severance Benefits under Section 2 or Section 3 remain outstanding or will not otherwise be satisfied upon the consummation of the Change of Control transaction as may be contemplated in this letter agreement, including without limitation and as allowed by applicable law the obligations of the Company under Section 2.c.
     Renegy agrees to work with you as you may reasonably request to structure all payments contemplated by this letter agreement to provide you with the highest level of net payment consistent with the terms of this letter agreement.
     In the event the Company fails to make any required severance payment required by Sections 2.b., 3.a. or 3.b. on the applicable due date, interest shall accrue on such past due amount commencing as of the required due date at the rate of 10% per annum until such past due amount, together with interest, is paid in full. In the event such balance past due specifically related to severance payments required by Section 2.b., plus accrued interest thereon, is not paid in full by the second severance payment date (in accordance with the regular bi-weekly payroll cycle described in Section 2) following the missed payment, then the entire applicable severance amount under Section 2.b., plus the accrued interest on the past due amount, shall become immediately due and payable. Further, until the balance due is paid in full, interest shall accrue on such amounts due and payable.  For the purposes of this paragraph, only those payments expressly described in Section 2.b. shall be deemed to be required severance payments that may accrue interest or result in the acceleration of your remaining severance payments.
     The Company agrees to reimburse you for the reasonable attorney fees, costs and expenses incurred by you in connection with any action brought by you to enforce your rights hereunder, including, without limitation, in the event any such action is resolved prior to any court decision, provided such action is not decided in favor of the Company.
     By signing this letter agreement, you expressly acknowledge and agree that: (i) the execution of this letter agreement and the performance of the parties hereunder does not entitle you to receive any severance benefits described in your Employment Agreement for an Involuntary Termination, including, without limitation, the reduction of your employment to part-time basis and reduced duties and responsibilities associated therewith; (ii) no Involuntary Termination exists as of the date of this letter agreement; (iii) the obligations of the Company set forth herein shall be in lieu of any severance obligations of the Company under Section 5 of your Employment Agreement, whether or not such termination is in connection with a Change of Control and regardless of the reason for termination; (iv) Section 6 of the Employment Agreement shall be of no further force and effect, and you shall have no rights to any Change of Control Retention Payments thereunder except as to Change of Control Retention Payments made prior to the date of this letter agreement, and (v) the execution of definitive agreements for, or the consummation of, a Tax Equity Transaction shall not constitute a Change of Control under your Employment Agreement.
     The intent of this letter agreement is for all payments made hereunder to comply with the requirements of Section 409A; to the extent any terms of this letter agreement are ambiguous, such terms shall be interpreted in accordance with such intent.
     Except as described in the above amendments, this letter agreement does not change your Employment Agreement in any way. In the event of any conflict between this letter agreement and your Employment Agreement, the terms of this letter agreement shall govern.
     This instrument may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

     Please confirm you understanding and agreement to the above by signing in the place indicated below.

Very truly yours,

RENEGY HOLDINGS, INC.

/s/ Robert M. Worsley Name: Robert M. Worsley
Title: CEO and Chairman
Agreed and Accepted:

/s/ Robert W. Zack Robert W. Zack